Exhibit 99.1
W HOLDING COMPANY, INC.
NOTIFIED BY NYSE OF NON-COMPLIANCE
WITH A CONTINUED LISTING STANDARD
MAYAGUEZ, Puerto Rico, April 9, 2009 — W Holding Company, Inc. (NYSE: “WHI”), the bank holding company for Westernbank Puerto Rico, today announced that on April 6, 2009 the New York Stock Exchange (the “NYSE”) notified the Company that the Company is not in compliance with NYSE Listed Company Manual Section 802.01E because the Company has not timely filed its Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”).  Accordingly, the Company is subject to the procedures specified in Section 802.01E, which provides, among other things, that the NYSE will monitor the Company and the filing status of the 2008 Form 10-K on an ongoing basis for up to a six-month period from the date the 2008 Form 10-K was due to be filed (including the applicable extension period), during which time the Company’s common stock will continue to be listed. If the Company has not filed the 2008 Form 10-K within six months of such date, the NYSE may grant up to an additional six-month trading period to file the 2008 Form 10-K based on an evaluation of the Company’s specific circumstances, or may commence suspension and delisting procedures against the Company.  The NYSE notification also provides that regardless of these procedures, the NYSE may commence delisting proceedings at any time during any period that is available to complete the filing, if circumstances warrant.
The Company has not filed the 2008 Form 10-K due to the substantial time devoted to the completion of its Annual Report on Form 10-K for the year ended December 31, 2007, including the restated results of its previously issued consolidated financial statements for the years 2005 and 2006. In addition, on January 30, 2009, the Company’s Audit Committee of the Board of Directors announced that it had engaged BDO Seidman, LLP (“BDO Seidman”) as the Company’s independent registered public accounting firm for the audit of the Company’s fiscal year 2008 financial statements. The Company and BDO Seidman are currently working expeditiously to complete the audit of the Company’s fiscal year 2008 financial statements and to file the 2008 Form 10-K. At this time, the Company is unable to predict when it will file the 2008 Form 10-K.

Mr. Frank C. Stipes, Chairman, President and CEO, commenting on the matter stated that: “We continued to work expeditiously with our new audit team towards the completion and filing of the financial statements for 2008. I feel extremely confident that we will comply with our goal by completing and filing the financial statements for 2008, in agreement with the timeframe and process required by the NYSE. Our main goal is to return to timely financial reporting as soon as possible. Timely financial reporting is and has always been very important and essential to us.”
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 49 full-fledged branches through Puerto Rico, with a fully functional banking site on the Internet. Westernbank is the largest lender and employer in the southwestern region of Puerto Rico; the second largest minority held institution in the entire United States; and the largest overall commercial lender in the Island of Puerto Rico.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.